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EXHIBIT 4.1

STOCK RIGHTS AND RESTRICTIONS AGREEMENT

By and Between

MICRON TECHNOLOGY, INC.

and

DOMINION SEMICONDUCTOR L.L.C.

Dated as of April 22, 2002

i

STOCK RIGHTS AND RESTRICTIONS AGREEMENT

        THIS STOCK RIGHTS AND RESTRICTIONS AGREEMENT (this "Agreement") is made as of April 22, 2002, by and between MICRON TECHNOLOGY, INC., a Delaware corporation ("Micron"), and DOMINION SEMICONDUCTOR L.L.C., a Virginia limited liability company ("DSC").

RECITALS

        A.    Pursuant to the terms of the Acquisition Agreement, dated as of April 13, 2002 (the "Acquisition Agreement"), by and among Micron, Toshiba Corporation, a company organized under the laws of Japan ("Toshiba," each of Toshiba and DSC being sometimes referred to herein as a "Seller" and, collectively, as the "Sellers") and DSC, Micron is acquiring the Transferred Assets (as defined in the Acquisition Agreement) and assuming the Transferred Liabilities (as defined in the Acquisition Agreement).

        B.    Pursuant to the terms of the Acquisition Agreement, Micron is issuing to DSC as of the date hereof One Million Five Hundred Thousand (1,500,000) shares of Micron common stock, par value $0.10 per share (the "Common Stock") (such shares and any shares of Common Stock issued with respect to such shares upon a stock split, stock dividend, reclassification or other similar event, the "Shares").

        C.    The Acquisition Agreement provides for the execution and delivery of this Agreement at the closing of the transactions contemplated thereby.

        NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and covenants set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.1    Certain Definitions.    As used in this Agreement:

          (a)  "Acquisition Agreement" has the meaning set forth in the recitals hereto.

          (b)  "Agreement" has the meaning set forth in the recitals hereto.

          (c)  "Beneficial ownership" or "beneficial owner" has the meaning provided in Rule 13d-3 promulgated under the Exchange Act.

          (d)  "Business Day" means a day other than a Saturday, Sunday or other day on which the New York Stock Exchange does not conduct regular trading.

          (e)  "Change of Control" means the occurrence of either of the following: (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Micron and its subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than to one or more subsidiaries of Micron, or (ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) becomes the beneficial owner (as defined in Section 13(d)(3) and Section 13(d)(5) of the Exchange Act), directly or indirectly, of more than 50% of the voting stock of Micron, measured by voting power rather than number of shares.

          (f)    "Closing Date" means the date of the closing of the transactions contemplated by the Acquisition Agreement.

          (g)  "Closing Price" means, with respect to the Common Stock of Micron, for any day, the reported last sales price regular way per share or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case (i) on the New York Stock Exchange as reported in The Wall Street Journal (or other similar newspaper) for New York Stock Exchange Composite Transactions or, if the Common Stock is not

  listed or admitted to trading on such Exchange, on the principal (as determined by Micron's Board of Directors) national securities exchange on which the Common Stock is listed or admitted to trading or (ii) if not listed or admitted to trading on any national securities exchange, on the Nasdaq National Market. If the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq National Market, the Closing Price for purposes of this Agreement shall be $0.00.

          (h)  "Common Stock" has the meaning set forth in the recitals hereto.

          (i)    "Distribution Notice" has the meaning set forth in Section 2.1(b).

          (j)    "Distribution Request" has the meaning set forth in Section 2.1(b).

          (k)  "DSC" has the meaning set forth in the introductory paragraph hereof.

          (l)    "Early Termination Date" has the meaning set forth in Section 4.1.

          (m)  "Effectiveness Period" has the meaning set forth in Section 2.1(a).

          (n)  "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

          (o)  "Indemnified Party" has the meaning set forth in Section 2.4(c).

          (p)  "Indemnifying Party" has the meaning set forth in Section 2.4(c).

          (q)  "Micron" has the meaning set forth in the introductory paragraph hereof.

          (r)  "Per Share Price" means initially a price of $45 per share of Common Stock, which price shall be subject to adjustment as set forth in the next sentence. In case Micron shall pay or make a dividend or other distribution on all shares of its Common Stock payable in shares of Common Stock, or in the case of any subdivision or combination of the outstanding shares of Common Stock, then the Per Share Price shall be proportionately increased or decreased by multiplying the then effective Per Share Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business prior to such dividend, stock split or combination, and the denominator of which shall be the total number of shares of Common Stock outstanding after giving effect to such dividend, stock split or combination, such increase or decrease to become effective immediately after the opening of business on the day following the day upon which such dividend, stock split or combination becomes effective.

          (s)  "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or any governmental agency, court, authority or other body (whether foreign, federal, state, local or otherwise).

          (t)    "Prospectus" means the prospectus included in the Shelf Registration Statement, as amended or supplemented by any amendment or supplement, including post-effective amendments, and all materials incorporated by reference or deemed explicitly to be incorporated by reference in such Prospectus.

          (u)  "Register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

          (v)  "Registrable Securities" means the Shares (including any shares of Common Stock issued with respect to such Shares upon a stock split, stock dividend, reclassification, merger or other similar event) received by DSC pursuant to the Acquisition Agreement; provided, however, that such Shares shall cease to be Registrable Securities upon the earlier to occur of the following: (i) the last day of the Effectiveness Period, (ii) when a registration statement registering such Shares under the Securities Act has been declared or becomes effective and such Shares have been sold or otherwise transferred by DSC pursuant to an effective registration statement (including the Shelf Registration Statement), (iii) when such Shares have been transferred in compliance with

  Rule 144 or are transferable pursuant to paragraph (k) of Rule 144, or (iv) when such Shares shall cease to be outstanding.

          (w)  "Registration Expenses" has the meaning set forth in Section 2.3.

          (x)  "Related Agreements" has the meaning set forth in the Acquisition Agreement.

          (y)  "Repurchase Date" means any of the following: (a) October 21, 2003, (b) the tenth Business Day after the first time the following conditions are met (i) DSC has delivered a Distribution Request to Micron pursuant to Section 2.1(b) hereof, (ii) the total number of days during which a Suspension Condition continues in effect after notice thereof to DSC by Micron in response to a Distribution Request, or otherwise, exceeds 90 and (iii) the Closing Price of Common Stock is at or above the Per Share Price for at least 10 Trading Days in a 20 consecutive Trading Day period commencing after the 60th day of such Suspension Condition and such Suspension Condition is continuing during such period, or (c) the tenth Business day after consummation of a Change of Control.

          (z)  "Repurchase Notice" has the meaning set forth in Section 4.1.

          (aa) "Repurchase Option" has the meaning set forth in Section 4.1.

          (bb) "Restricted Securities" has the meaning set forth in Section 3.2(d).

          (cc) "Rule 144" means Rule 144 under the Securities Act (or any successor provision thereto).

          (dd) "Securities Act" means the United States Securities Act of 1933, as amended.

          (ee) "SEC" means the United States Securities and Exchange Commission and any successor thereto.

          (ff)  "Seller" or "Sellers" has the meaning set forth in the recitals hereto.

          (gg) "Settlement Date" has the meaning set forth in Section 4.1

          (hh) "Shares" has the meaning set forth in the recitals hereto.

          (ii)  "Shelf Registration Statement" has the meaning set forth in Section 2.1(a).

          (jj)  "Suspension Condition" has the meaning set forth in Section 2.2(b).

          (kk) "Toshiba" has the meaning set forth in the recitals hereto.

          (ll)  "Trading Day" means (i) if the Common Stock is listed or admitted for trading on any national securities exchange, a day or days on which such national securities exchange is open for business or (ii) if the Common Stock is quoted on the Nasdaq National Market or any similar system of automated dissemination of quotations of securities prices, days on which trades may be made on such system.

          (mm)"90-Day Limitation" has the meaning set forth in Section 2.2(a).

        All capitalized terms used and not defined herein shall have the respective meanings assigned to such terms in the Acquisition Agreement.

ARTICLE II

REGISTRATION RIGHTS

        Section 2.1    Shelf Registration.

          (a)  Micron shall use reasonable efforts to promptly prepare and file with the SEC following the date hereof a shelf registration statement on Form S-3 relating to the Registrable Securities, if such Form S-3 is available for use by Micron or, in the event such Form S-3 is not available for use by Micron, promptly after it becomes available (or any successor form of registration statement to such Form S-3) (a "Shelf Registration Statement") for an offering to be made on a delayed basis pursuant to Rule 415 of the Securities Act, registering the resale by DSC of the Registrable Securities. Micron agrees to use its reasonable efforts to cause the Shelf Registration Statement to become effective as soon as is practicable thereafter and to keep such Shelf Registration Statement effective for a period (the "Effectiveness Period") commencing on the date on which it is declared, or otherwise becomes, effective and ending on the earlier of (i) the first anniversary of the Closing Date (provided that if Rule 144 is not available for resale of the Registrable Securities by DSC at the time the Effectiveness Period would otherwise have terminated, then the Effectiveness Period shall be extended until Rule 144 is so available, but in no event later than October 21, 2003 or (ii) such time as there are no longer any Registrable Securities outstanding.

          (b)  DSC agrees that if DSC wishes to sell or transfer the Registrable Securities pursuant to the Shelf Registration Statement and related Prospectus, it will do so only in accordance with this Section 2.1(b). At any time on or after the date the Shelf Registration Statement has been declared effective under the Securities Act by the SEC, in the event that DSC desires to resell any Registrable Securities pursuant to the Shelf Registration Statement, DSC shall provide Micron advance written notice (which shall include the information set forth in Section 2.1(c) hereof) of its intent to transfer such Registrable Securities (a "Distribution Request"). Upon receipt of any such Distribution Request, Micron shall promptly provide DSC written notice (the "Distribution Notice") with respect to the availability of the Shelf Registration Statement to effect the resale of the Registrable Securities as specified in such Distribution Request and such Distribution Notice shall state whether a Suspension Condition exists. Unless Micron determines that a Suspension Condition exists (in which case the Distribution Notice shall so indicate), Micron shall promptly (following receipt of the Distribution Request) prepare and file with the SEC such amendments to such Shelf Registration Statement (including post-effective amendments), if any, and such amendments or supplements to the Prospectus relating to the Registrable Securities to be offered thereunder pursuant to such Distribution Request, if any, as are necessary to facilitate the distribution of such Registrable Securities pursuant to such Distribution Request. From and after the date of a Distribution Notice which confirms the availability of the Shelf Registration Statement for purposes of effecting the transfer of the applicable Registrable Securities, DSC may effect transfer of the Registrable Securities as contemplated by the related Distribution Request until the earlier of (i) completion of such transfers, (ii) the twentieth Business Day after the delivery of a Prospectus in connection with the Distribution Notice; provided, that, if the Closing Price has not exceeded the Per Share Price for at least ten Business Days during the period since the delivery of such Prospectus, such twenty Business Day period shall be extended until such date as the Closing Price exceeds the Per Share Price for at least ten Business Days during the period since the delivery of such Prospectus, or (iii) notice by Micron to DSC of a Suspension Condition. The obligations of Micron under this Section 2.1(b) will terminate at the end of the Effectiveness Period.

          (c)  Each Distribution Request shall include the following: (i) the number of Registrable Securities intended to be offered and sold by DSC pursuant thereto (which number of Registrable Securities shall not be less than 250,000 Shares or, if less, the total number of Shares then owned by DSC), (ii) an expression of the present intention of DSC to offer or cause the offering or other distribution of such Registrable Securities pursuant to the Shelf Registration Statement, (iii) a description of the nature or method of distribution of such Registrable Securities pursuant to the Shelf Registration Statement, and (iv) an undertaking of DSC to provide all such information and materials and take all such actions as may reasonably be required in order to permit Micron to comply with all applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC thereunder, in connection with such proposed distribution; provided, that, any reasonable out-of-pocket expenses incurred by DSC which are related to providing such information and materials and taking such actions shall be reimbursed by Micron.

        Section 2.2    Shelf Registration Procedures, Rights and Obligations.    The procedures to be followed by Micron and DSC, and the respective rights and obligations of Micron and DSC, with respect to the preparation, filing and effectiveness of the Shelf Registration Statement and the distribution of Registrable Securities pursuant thereto, are as follows:

          (a)  DSC shall not be entitled to make more than one Distribution Request during any consecutive ninety (90) day period (the "90-Day Limitation"), unless otherwise agreed by Micron; provided, however, that any Distribution Request that (A) is withdrawn by DSC following the imposition of a stop order by the SEC with respect to the corresponding Shelf Registration Statement, or (B) is withdrawn by DSC as a result of the exercise by Micron of its deferral rights or suspension rights pursuant to Sections 2.2(b) hereof, shall not count for the purposes of determining compliance with the 90-Day Limitation. Any Distribution Request that is withdrawn by DSC for any reason other than as set forth in the previous sentence shall count for purposes of determining compliance with the 90-Day Limitation.

          (b)  Notwithstanding any other provision of this Agreement, in the event that Micron (i) determines that non-public material information regarding Micron exists, the disclosure of which would be significantly disadvantageous to Micron, (ii) determines that the Prospectus constituting a part of the Shelf Registration Statement covering the proposed distribution of any Registrable Securities contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iii) determines that an offering of Registrable Securities would materially interfere with any proposed material acquisition, disposition or other corporate transaction or other event involving Micron, (iv) shall have filed, or has a bona fide intention to file, a registration statement with respect to a proposed public offering of equity or equity-linked securities, (v) has commenced, or has a bona fide intention to commence, a public offering of equity or equity-linked securities pursuant to an existing effective shelf or other registration statement, or (vi) is issued any stop order or, to Micron's knowledge, if the issuance of a stop order is threatened by the SEC with respect to the Shelf Registration Statement (each of the events or conditions referred to in the foregoing clauses (i), (ii), (iii), (vi), (vi) and (vi) of this sentence being hereinafter referred to as a "Suspension Condition"), then Micron shall have the right to suspend or defer the filing or effectiveness of the Shelf Registration Statement or to suspend or defer any distribution of Registrable Securities pursuant to the Shelf Registration Statement for so long as such Suspension Condition exists (which in the case of the foregoing clauses (iv) and (v) shall be deemed to be the date after abandonment by Micron of the contemplated public offering or the date that is 90 days after completion of such public offering or such earlier date as determined by Micron). In the event DSC delivers a Distribution Request to Micron at a time when a Suspension Condition exists, Micron shall promptly provide DSC with a Distribution Notice as set forth in Section 2.1, which shall state that a Suspension Condition exists. If a Suspension Condition occurs or arises during the continuance of the applicable distribution period following the giving of a Distribution Notice by Micron to DSC (which period is set forth in the second to last sentence of Section 2.1(b) hereof) confirming the availability of the Shelf Registration Statement for purposes of transferring Shares, Micron will promptly provide written notice to DSC of the Suspension Condition. In addition, promptly following the end of any such Suspension Condition as to which Micron has provided notice to DSC, Micron will provide notice to DSC of the end of such Suspension Condition. In the case of clause (vi) above, Micron will use its reasonable efforts to prevent the entry of such stop order or to remove it, if entered, promptly. Upon receipt of notice from Micron of a Suspension Condition, DSC shall forthwith discontinue efforts (or not commence) to offer or sell any Registrable Securities as to which a Distribution Request has been furnished and not resume such efforts until (x) it receives notice from Micron of the end of the Suspension Condition and (y) if the original Distribution Request has been withdrawn by DSC, the procedures set forth in Section 2.1(b) are satisfied with respect to a new

  Distribution Request and a new Distribution Notice. DSC agrees to keep the receipt of all notices of the existence or end of Suspension Conditions confidential unless DSC is required by law to disclose the information set forth therein, but only after DSC has provided Micron with prompt written notice of such requirement so that Micron may seek a protective order or other appropriate relief. In such a case, DSC shall only disclose that portion (and only that portion) of such information that it is legally compelled or is otherwise legally required to be disclosed; provided, however, that DSC shall use reasonable effort to obtain reliable assurance that confidential treatment will be accorded any information so disclosed. If so requested by Micron, DSC shall deliver to Micron all copies, other than permanent file copies then in DSC's possession, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice.

          (c)  During the Effectiveness Period, unless a Suspension Condition exists, in connection with a Distribution Notice confirming the availability of the Shelf Registration Statement for effecting transfers of Registrable Securities, Micron shall furnish to DSC such number of copies of any Prospectus (including any preliminary Prospectus and any amended or supplemented Prospectus), in conformity with the requirements of the Securities Act, as DSC shall reasonably request in order to effect the offering and sale of any Registrable Securities to be offered and sold.

          (d)  During the Effectiveness Period, unless a Suspension Condition exists, Micron shall use reasonable efforts to register or qualify the Registrable Securities covered by the Shelf Registration Statement under the state securities or "blue sky" laws of such states as DSC reasonably request, and to maintain any such registration or qualification current during the Effectiveness Period; provided, however, that Micron shall not be required to take any action that would subject it to the general jurisdiction of the courts of any jurisdiction in which it is not so subject or to qualify as a foreign corporation in any jurisdiction where Micron is not so qualified.

          (e)  Micron shall use its reasonable efforts to cause all Registrable Securities to be listed on each securities exchange on which the Common Stock is then listed.

          (f)    Micron shall notify DSC: (i) when the Shelf Registration Statement has become effective and (ii) when any post-effective amendment to the Shelf Registration Statement becomes effective.

        Section 2.3    Expenses.    All of the costs and expenses incurred by Micron in connection with any registration pursuant to Section 2.1 shall (subject to Section 2.5 or as provided in this section below) be borne by Micron. The costs and expenses of any such registration to be so borne shall include, without limitation, the fees and expenses of Micron's counsel and its accountants and all other out-of-pocket costs and expenses of Micron incident to the preparation, printing and filing of the Shelf Registration Statement and Prospectus and all amendments and supplements thereto and the cost of furnishing copies of each preliminary Prospectus, each final Prospectus and each amendment or supplement thereto to underwriters, dealers and other purchasers of the Registrable Securities so registered, the costs and expenses incurred in connection with the qualification of such securities so registered under the securities or "blue sky" laws of various jurisdictions, the fees and expenses of Micron's transfer agent and all other costs and expenses of complying with the provisions of this Article II with respect to such registration. Notwithstanding the foregoing, in no event shall the costs and expenses of any such registration include underwriting discounts and selling commissions with respect to the Registrable Securities or the fees and disbursement of any counsel or other advisors or experts retained by DSC, other than the counsel or experts referred to above (collectively, the "Registration Expenses").

        Section 2.4    Indemnification.

          (a)  In the case of any offering registered pursuant to this Article II, Micron hereby indemnifies and agrees to hold harmless DSC and its officers and directors and each Person, if any, who controls DSC within the meaning of the Securities Act against any losses, claims, damages or liabilities, joint or several, to which any such Persons may be subject, under the

  Securities Act or otherwise, and to reimburse any of such Persons for any legal or other expenses reasonably incurred by them in connection with investigating any claims or defending against any actions, insofar as such losses, claims, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Shelf Registration Statement under which such Registrable Securities were registered under the Securities Act pursuant to this Article II, the Prospectus provided pursuant to Section 2.2(c) hereof to effect sales of the Restricted Securities after the receipt of a Distribution Notice by DSC and prior to DSC's receipt of a notice of any Suspension Condition, or the omission or alleged omission to state therein (if so used) a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, except insofar as such losses, claims, damages or liabilities arise out of or are (i) based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon information furnished to Micron in writing by DSC specifically for use therein, or (ii) made in any preliminary Prospectus, and the final Prospectus contained in the Shelf Registration Statement as declared effective or in the form filed by Micron with the SEC pursuant to Rule 424 under the Securities Act shall have corrected such statement or omission and a copy of such final Prospectus shall not have been sent or otherwise delivered to such Person at or prior to the confirmation of such sale to such Person but only if Micron shall have previously sent or otherwise delivered (reasonably in advance) copies of any such final Prospectus at or prior to the confirmation of any such sale by DSC.

          (b)  DSC agrees to indemnify and to hold harmless Micron and its directors and officers and each Person, if any, who controls Micron within the meaning of the Securities Act against any losses, claims, damages or liabilities, joint or several, to which any of such Persons may be subject under the Securities Act or otherwise, and to reimburse any of such Persons for any legal or other expenses incurred in connection with investigating or defending against any such losses, claims, damages or liabilities, but only to the extent such losses, claims, damages or liabilities arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission of a material fact in the Shelf Registration Statement under which the Registrable Securities were registered under the Securities Act pursuant to this Article II, any Prospectus contained therein, or any amendment or supplement thereto, which was based upon and made in conformity with information furnished to Micron in writing by DSC expressly for use therein.

          (c)  Each party entitled to indemnification under this Section 2.4 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought hereunder, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at its own expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article II unless such failure resulted in actual detriment to the Indemnifying Party. No Indemnifying Party, (i) in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, which consent shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation, or (ii) shall be liable for amounts paid in any settlement if such settlement is effected without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned.

          (d)  The obligations of Micron and DSC under this Section 2.4 shall survive the completion of any resale of Registrable Securities under this Agreement.

          (e)  In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Section 2.4 is due in accordance with its terms but is for any reason held by a court to be unavailable from Micron or DSC on grounds of policy or otherwise, Micron and DSC shall contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending the same) to which Micron and DSC may be subject in such proportion as is appropriate to reflect the relative fault of Micron on the one hand and DSC on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Micron or DSC and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this paragraph (e), notify in writing such party or parties from whom contribution may be sought, but the omission to so notify such party or parties shall not relieve the party or parties from whom contribution may be sought from any other obligation it or they may have hereunder or otherwise than under this paragraph (e). Notwithstanding anything to the contrary in this Section 2.4, DSC shall not be required to contribute any amount in excess of the net proceeds received by DSC from the sale of securities in the offering to which the losses, claims, damages, liabilities or expenses of the Indemnified Party relate.

          (f)    Any indemnity agreements contained herein shall be in addition to any other rights to indemnification or contribution which any Indemnified Party may have pursuant to law or contract and shall remain operative and in full force and effect regardless of any investigation made or omitted by or on behalf of any Indemnified Party.

        Section 2.5    Issuances by Micron or Other Holders.    Micron or other holders of Common Stock may include additional shares of Common Stock, other than the Shares, in the Shelf Registration Statement, such additional shares to be sold for the account of Micron or the other holders of Common Stock. The Registration Expenses incurred by Micron, DSC and any other holders participating in such registration or distribution shall be borne by Micron, DSC and any other holders participating in such registration or distribution applicable to the shares of Common Stock of such holder included in the Shelf Registration Statement or the shares of Common Stock of such holder to be sold in such distribution.

        Section 2.6    Information by DSC.    DSC shall furnish to Micron such information regarding DSC and the distribution of Registrable Securities proposed by DSC or such other information as Micron may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Article II.

ARTICLE III

RESTRICTIONS ON TRANSFER OF
SECURITIES; COMPLIANCE WITH SECURITIES LAWS

        Section 3.1    Restrictive Legends.    The certificate or certificates representing Restricted Securities shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):

        THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER AS TO THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION.

        Section 3.2    Procedures for Certain Transfers.

          (a)  The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Article 3.

          (b)  Prior to any proposed sale or transfer of any Restricted Securities, DSC shall give written notice to Micron of DSC's intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and, unless such sale or transfer is being made pursuant to the Shelf Registration Statement in accordance with a Distribution Request or in compliance with Rule 144 more than one year after the Closing Date, shall be accompanied by either: (i) a written opinion of legal counsel (including in-house counsel), who shall be reasonably satisfactory to Micron, addressed to Micron and reasonably satisfactory in form and substance to Micron's counsel, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act; or (ii) a "no action" letter from the SEC and a copy of any request by DSC (together with all supplements or amendments thereto), which shall have been provided to Micron at or prior to the time of first delivery to the SEC's staff, to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto, whereupon DSC shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by DSC to Micron. DSC shall provide Micron with prompt written notice if it sells any Shares (which notice shall include the number of Shares sold).

          (c)  In connection with any proposed sale or transfer of Restricted Securities in accordance with Rule 144, DSC shall comply with all of the requirements of Rule 144 and the reasonable requirements of Micron's transfer agent with respect to such sale or transfer, including any required legal opinion.

          (d)  Each certificate evidencing the Shares shall bear the appropriate restrictive legend set forth in Section 3.1 above (such Shares being referred to as the "Restricted Securities"), except that such certificate shall not bear such restrictive legend and such Shares shall not be Restricted Securities if: (i) in the opinion of counsel for Micron, such legend is not required in order to establish compliance with any provisions of the Securities Act; (ii) the Restricted Securities have been held by the holder for more than two years, and the holder represents to counsel for Micron that it has not been an "affiliate" (as such term is defined for purposes of Rule 144) of Micron during the three-month period prior to the sale and shall not become an affiliate (as such term is defined for purposes of Rule 144) of Micron without resubmitting the Restricted Securities for reimposition of the legend; (iii) the Restricted Securities have been sold pursuant to Rule 144 and in compliance with Section 3.2(c); or (iv) such Shares have been sold or otherwise transferred by DSC pursuant to an effective registration statement (including the Shelf Registration Statement).

          (e)  Covenant Regarding Exchange Act Filings. With a view to making available to DSC the benefits of Rule 144, and any other rules or regulations of the SEC that may at any time permit DSC to sell any Restricted Securities without registration, until the date of termination of this Agreement, Micron agrees to use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required to be filed under the Exchange Act and to keep available adequate current public information with respect to Micron, as specified in paragraph (c) of Rule 144.

          (f)    Transferee Agreement to Transfer Restrictions. If DSC proposes to sell or transfer any of the Restricted Securities to any party and after such sale or transfer such shares will continue to be Restricted Securities, as a condition precedent to such sale or transfer, such transferee shall agree to be bound by the transfer restriction provisions contained in Sections 3.1, 3.2(b), 3.2(c) and 3.2(d) hereof.

ARTICLE IV

REPURCHASE OF ACQUISITION SHARES AT OPTION OF DSC

        Section 4.1    Repurchase of Acquisition Shares at Option of DSC.    Micron hereby grants to DSC an option (the "Repurchase Option") pursuant to which DSC shall have the right to require Micron to repurchase all of the Shares then owned by DSC on any one Repurchase Date, at the Per Share Price, by giving written notice to Micron (the "Repurchase Notice") not more than fifteen (15) and not less than seven (7) days prior to the respective Repurchase Date (provided, that, with respect to a Repurchase Date arising as the result of consummation of a Change of Control, Micron shall provide DSC with notice not less than ten (10) days prior to the proposed date of consummation of the Change of Control; provided, further, that, if DSC exercises the Repurchase Option resulting from consummation of a Change of Control, DSC shall not sell, transfer, tender or otherwise dispose of the Shares then held by DSC in such Change of Control). The Repurchase Option shall expire at the close of business seven (7) days prior to October 21, 2003 if it has not been exercised in accordance with this Section 4.1; provided, that, if (a) the Closing Price of Common Stock is at or above an amount equal to 100.1% multiplied by the Per Share Price on each Trading Day in a period of 20 consecutive Trading Days (subject to extension pursuant to Section 4.2 below) following the date the Shelf Registration Statement has been declared effective and prior to the date DSC elects to exercise the Repurchase Option by delivering a Repurchase Notice in accordance with this Section 4.1 and (b) the trading volume for the Common Stock has been at least 1,500,000 shares (appropriately adjusted for stock splits, stock dividends, reclassifications or other similar events occurring after the date of this Agreement) per Trading Day for at least five Trading Days in such 20 consecutive Trading Day period referenced in (a) above, the Repurchase Option shall expire at the close of business on the last day of such 20 consecutive Trading Day period (subject to extension pursuant to Section 4.2 below; the "Early Termination Date") and thereafter Micron shall have no obligation to acquire the Shares from DSC. Written notice to Micron of DSC "s intent to exercise the Repurchase Option shall be irrevocable. DSC shall deliver to Micron the stock certificate or certificates representing the Shares at the same time it sends the Repurchase Notice, and the timely and valid delivery of the Repurchase Notice prior to the expiration of the Repurchase Option shall be sufficient to cause Micron to be irrevocably committed to acquire the Shares then owned by DSC in accordance with this Section 4.1, subject to DSC's compliance with the provisions of this Section 4.1. If such certificate or certificates are not included with the Repurchase Notice, Micron's obligation to make the required payment to DSC shall not arise until the time of delivery of the Shares. Assuming DSC has properly exercised or has been deemed to exercise the Repurchase Option in accordance with this Section 4.1, upon the later to occur of (the "Settlement Date"): (i) the first Business Day immediately following the Repurchase Date as to which the Repurchase Option has been exercised or has been deemed to be exercised by DSC and (ii) the first Business Day immediately following the delivery of the Shares by DSC to Micron after the exercise or the deemed exercise of the Repurchase Option by DSC, Micron shall promptly pay to DSC an amount equal to the product of (i) the Per Share Price and (ii) the number of Shares then owned by DSC and delivered to Micron, such payment to be made by wire transfer of immediately available funds to a bank account designated by DSC in writing at least two Business Days prior to the Settlement Date. Notwithstanding any provision herein to the contrary, after delivery of a Repurchase Notice to Micron, no Early Termination Date may or shall occur hereunder. Each of Micron and DSC agree that, unless (i) the Repurchase Option has expired pursuant to the provisions hereof or has been previously exercised, or (ii) DSC shall have given Micron prior written notice to the contrary, for purposes of this Agreement, DSC shall be deemed to have automatically given and delivered the Repurchase Notice (and the Repurchase Option shall be deemed to have been exercised) on the Repurchase Date occurring on October 21, 2003.

        Section 4.2    Extension of Early Termination Date.    The period of 20 consecutive Trading Days referenced in Section 4.1 above for purposes of determining whether an Early Termination Date occurs shall be tolled and additional Trading Days shall not be counted (i) from and after the giving of a notice by Micron to DSC of a Suspension Condition until the giving of a notice by Micron to DSC that the Suspension Condition no longer exists and (ii) from and after the third Business Day following any date on which Micron receives a Distribution Request from DSC if Micron has not delivered a Prospectus pursuant to Section 2.2(c) on or prior to such third Business Day (which Prospectus would enable DSC to resell the Registrable Securities under the Shelf Registration Statement) until Micron has so delivered such Prospectus, whereupon subsequent Trading Days shall be counted as if no interruption had occurred; provided, that, in the case of (i) and (ii) above, if, upon resumption of such period, less than seven Trading Days remain in such 20 Trading Day period, the 20 Trading Period shall be extended such that there are seven Trading Days remaining following resumption of the period for purposes of determining whether an Early Termination Date occurs.

ARTICLE V

MISCELLANEOUS

        Section 5.1    Termination.    This Agreement shall terminate upon the earlier to occur of (i) the repurchase of all Shares owned by DSC pursuant to Article IV hereof, (ii) the sale of all the Shares by DSC in transactions that resulted in such Shares no longer being Restricted Securities and (ii) December 31, 2003; provided, that, Sections 2.3, 2.4 and 4.1 and this Article V shall survive any such termination.

        Section 5.2    Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES GOVERNING CONFLICTS OF LAW.

        Section 5.3    Successors and Assigns.    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that, no party hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party, except that without the consent of Micron, in connection with a sale or transfer by DSC of all of the Shares then owned by DSC and any of its Affiliates to Toshiba or a consolidated direct or indirect subsidiary of Toshiba, DSC may assign this Agreement to such transferee with respect to the Shares so transferred, but only if such assignee expressly assumes the relevant obligations of this Agreement (by a written instrument delivered to Micron, in form an substance reasonably acceptable to Micron) and, notwithstanding such assignment, the parties hereto shall each continue to be bound by all of their respective obligations hereunder. This Agreement is not intended and shall not be construed to create any rights or remedies in any parties other than DSC and Micron and no Person shall assert any rights as third party beneficiary hereunder.

        Section 5.4    Entire Agreement; Amendment; Precedence.    Except as expressly set forth in this Agreement and the Related Agreements, this Agreement and the Related Agreements are intended as a complete statement of the entire agreement and understanding between Micron and DSC with respect to the subject matter hereof and thereof and supersedes all prior statements, representations, discussions, agreements, term sheets, draft agreements and undertakings, whether written or oral, express or implied, of any and every nature with respect thereto; provided, however, this Agreement may only be amended by written agreement of Micron and DSC.

        Section 5.5    No Waiver.    Except as expressly provided in this Agreement, nothing contained in this Agreement shall cause the failure of Micron or DSC to insist upon strict compliance with any covenant, obligation, condition or agreement contained herein to operate as a waiver of, or estoppel with respect to, any such or any other covenant, obligation, condition or agreement by the party entitled to the benefit thereto.

        Section 5.6    Notices.    All notices and other communications under this Agreement shall be in writing, and shall be deemed given (a) on the date of delivery if delivered personally, or (b) by facsimile, upon confirmation of receipt, provided that any such notice so given is also mailed or sent as provided in clause (c) below, (c) on the first business day following the date of dispatch by a recognized next-day courier service, or (d) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing to the party to receive such notice:

    if to Micron, to:

      Micron Technology, Inc.
      8000 South Federal Way
      Boise, Idaho 83716-9632
      Attention: General Counsel

    with a copy to:

      Wilson Sonsini Goodrich & Rosati
      Professional Corporation
      650 Page Mill Road
      Palo Alto, California 94304-1050
      Attention: John A. Fore, Esq.
      Facsimile: (650) 493-6811

      and

      Wilson Sonsini Goodrich & Rosati
      Professional Corporation
      One Market
      Spear Tower, Suite 3300
      San Francisco, California 94105
      Attention: Selim Day, Esq.
      Facsimile: (415) 947-2099

    if to DSC, to:

      Dominion Semiconductor L.L.C.
      c/o Toshiba America Electronic Components, Inc.
      9775 Toledo Way
      Irvine, CA 92618-1811
      Attention: General Counsel
      Facsimile: (949) 455-9436

      and

      Toshiba Corporation
      1-1, Shiboura, 1-chome
      Minato-ku Tokyo 105-8001
      Japan
      Attention: General Manager, Legal Affairs and
      Contracts Division, Semiconductor Company
      Facsimile: 81-3-5444-9342

    with a copy to:

      Paul, Hastings, Janofsky & Walker LLP
      75 E. 55th Street
      New York, NY 10022
      U.S.A.
      Attention: Barry A. Brooks, Esq.
      Facsimile: (212) 319-4090

      and

      Paul, Hastings, Janofsky & Walker LLP
      Ark Mori Building
      Twenty-Seventh Floor
      12-32 Akasaka 1-chome,
      Minato-ku, Tokyo 107-6027
      Japan
      Attention: Sahir C. Surmeli, Esq.
      Facsimile: 011-81-3-3586-4706

        Section 5.7    Interpretation.    The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. All references herein to Articles and Sections, unless otherwise identified, are to Articles and Sections of this Agreement.

        Section 5.8    Counterparts.    This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

        Section 5.9    Severability.    If any provision hereby shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such holding or action shall be strictly construed, (ii) such provision shall be fully severable, (iii) this Agreement shall be construed and enforced as if such provision had never comprised a part hereof, (iv) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the invalid or unenforceable provision or by its severance from this Agreement and (v) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid and unenforceable provision as may be possible.

        Section 5.10    Specific Performance, etc.    Micron and DSC acknowledge and agree that the other party hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in all material respects in accordance with their specific terms or were otherwise breached. Accordingly, Micron and DSC agree that they each shall be entitled to seek preliminary and permanent injunctive relief, and such other relief as is proper under the circumstances, without the posting of any bond, to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any foreign or domestic court having subject matter jurisdiction, to the extent permitted by applicable law.

        Section 5.11    Consent to Jurisdiction.    Each of the parties agrees that all actions, suits or other similar proceedings arising out of or based upon this Agreement or the subject matter hereof shall be brought and maintained exclusively in the state or federal courts located in the State of New York. Each of the parties by execution hereof (i) hereby irrevocably submits to the jurisdiction of the state and federal courts located in New York County, State of New York for the purpose of any action, suit or other similar proceeding arising out of or based upon this Agreement or the subject matter hereof and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or other similar proceeding, any claim that it is not subject personally to the jurisdiction of the above-named court, that it is immune from extraterritorial injunctive relief, that its property is exempt or immune from attachment or execution, that any such action, suit or other similar proceeding brought or maintained in the above-named court should be dismissed on the grounds of forum non conveniens, should be transferred to any court other than the above-named court, or should be stayed by virtue of the pendency of any other action, suit or other similar proceeding in any court other than the above-named court, or that this Agreement or the subject matter hereof may not be enforced in or by the above-named court. Each of the parties hereto hereby consents to service of process in any such suit, action or other similar proceeding in any manner permitted by the laws of the State of New York, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 5.6 hereof is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or other similar proceeding any claim that service of process made in accordance with Section 5.6 hereof does not constitute good and sufficient service of process. The provisions of this Section 5.11 shall not restrict the ability of any party to enforce in any court any judgment obtained in the state or federal courts located in the State of New York.

[Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Stock Rights and Restrictions Agreement to be executed by their respective authorized officers as of the date aforesaid.

MICRON TECHNOLOGY, INC., a Delaware corporation
By:	/s/ WG Stover, Jr.
Name:	WG Stover, Jr.
Title:	VP of Finance and CFO
DOMINION SEMICONDUCTOR L.L.C, a Virginia limited liability company
By:	/s/ Toru Watanabe
Name:	Toru Watanabe
Title:	Chief Executive Officer

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  EXHIBIT 4.1